Exhibit 10.1

[***] Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit in accordance with the rules of the Securities and Exchange Commission.

PATENT AND KNOW-HOW LICENSE AGREEMENT

THIS PATENT AND KNOW-HOW LICENSE AGREEMENT (this “Agreement”) dated March 29, 2020 (the “Effective Date”) is by and among NanoTx, Corp., a corporation organized and existing under the laws of Delaware, having an address of 7979 Wurzbach Road, San Antonio, Texas 78229 (“NanoTx” or “Licensor”) and Plus Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, having an address of 4200 Marathon Blvd., Suite 200, Austin, Texas 78756 (“PLUS” or “Licensee”).  NanoTx and PLUS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, NanoTx is developing radiolabeled nanoliposomes for the treatment of cancer;

WHEREAS, NanoTx is the assignee of the Licensed Patents (as defined below) previously owned by The Board of Regents of the University of Texas System, University Case No. 2002.005.HSCS;

WHEREAS, PLUS is a clinical-stage pharmaceutical company focused on the discovery, development, and delivery of complex and innovative treatments for patients battling rare cancers; and

WHEREAS, PLUS desires to license the Licensed Patents to develop, manufacture and commercialize Licensed Products (as defined below) in the Field and in the Territory.

NOW THEREFORE, in consideration of the forgoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1DEFINITIONS

For purposes of this Agreement, the following terms and variations on them shall have the following meanings, it being understood that words denoting the singular include the plural and vice versa:

1.1	“AAA” shall have the meaning as defined in Section 14.5(b).
1.2

“Affiliate” means of one of the Parties to this Agreement shall mean and include any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.  For purposes of this Agreement, Licensor shall not be considered an “Affiliate” of Licensee.

1.3

“Applicable Laws” means and includes all laws, regulations, rules, decrees, judicial and administrative orders, and governmental actions, policies and requirements having the force of law in the applicable country or jurisdiction.

1.4	“Bankruptcy Code” shall have the meaning as defined in Section 12.4.
1.5	“Bankruptcy Event” shall have the meaning as defined in Section 12.4.
1.6	“BMEDA” shall have the meaning as defined in Section 1.27.
1.7	“Business Day” means a Calendar Day other than a Saturday, Sunday, or a bank or other public holiday in the United States.
1.8	“Calendar Day” means any calendar day, including a Saturday, Sunday, or a bank or other public holiday.
1.9	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months commencing on January 1st, April 1st, July 1st, and October 1st.
1.10	“Calendar Year” means the period of time beginning on January 1st and ending on December 31st.
1.11	“Claims” shall have the meaning as defined in Section 9.6.
1.12	“Clinical Development Plan” shall have the meaning as defined in Section 3.3(b).
1.13

“Commercialize” or “Commercialization” means all activities carried out in the commercialization of a Licensed Product, including distributing (including, without limitation, importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering the Licensed Product to customers), advertising, promoting, marketing, using and selling the Licensed Product, and booking sales, as applicable.

1.14

“Commercially Reasonable Efforts” means such efforts undertaken by PLUS that are consistent with the efforts and resources normally used by PLUS in the exercise of its reasonable business discretion relating to the research, development, registration and commercialization of a pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, orphan drug market exclusivity, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the potential or actual profitability of the applicable products (including pricing and reimbursement status achieved or to be achieved), and other relevant factors, including technical, legal, scientific and/or medical factors.  For purposes of clarity, Commercially Reasonable Efforts will be determined on a market-by-market and indication-by-indication basis and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the product and the market(s) involved.

1.15	“Competing Product” shall have the meaning as defined in Section 7.5.

1.16

“Compulsory Sublicense” means a license or sublicense granted to a Third Party through the order, decree or grant of a Governmental Authority having competent jurisdiction, authorizing such Third Party (each, a “Compulsory Sublicensee”) to manufacture, use, sell, offer for sale, import or export any of the Products in the Territory.

1.17

“Confidential Information” means (i) information not in the public domain that is disclosed by one Party or its Affiliates to the other Party or its Affiliates, including any Know-How or unpublished information relating to the Licensed Patents, Know-How and Licensed Technology, and all other data and information, not in the public domain, relating to the Licensed Product, or the business, marketing, promotion, affairs, research and development activities, results of clinical studies, national and multinational regulatory proceedings and affairs, finances, Manufacturing, plans, contractual relationships and operations of either Party or their Affiliates which is disclosed or provided by or on behalf of one Party to the other Party in connection with this Agreement and (ii) the terms and conditions contained in this Agreement that are not in the public domain.

1.18

“Control” or “Controlled” means (i) with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party, and (ii) with respect to any Know-How, ownership or possession by NanoTx.

1.19

“Develop” or “Development” means to conduct research and development activities necessary to obtain Regulatory Approval, including, without limitation, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation and submission of INDs and NDAs.

1.20	“Developed IP” shall have the meaning as defined in Section 9.2.
1.21	“Europe” means the 27 member states of the European Union plus the United Kingdom.
1.22	“Europe Exclusivity Period” shall have the meaning as defined in Section 7.5.
1.23	“Excluded Claim” shall have the meaning as defined in Section 14.5(g).
1.24	“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.25	“Field” means all fields.
1.26

“First Commercial Sale” or “FCS” means the first sale of commercial quantities of the Licensed Product by PLUS, PLUS’ Affiliates, or a Sublicensee to a Third Party in a given country in the Territory on arm’s length terms by PLUS, its Affiliate or Sublicensee for use in the Field after the receipt of Marketing Authorization in such country. Sales for test marketing, sampling and promotional uses, early or expanded access programs, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.
1.27

“First Product” means the use of nanoliposome encapsulated N,N-bis(2-mercaptoethyl)-N’,N’-diethyl-ethylenediamine (“BMEDA”)-chelated radioisotope drug for recurrent Glioblastoma Multiforme (“rGBM”) or other clinical indication approved by a Governmental Agency during the life of the Licensed Patents.  First Product does not include Following Products.

1.28

“Following Products” means use of nanoliposome encapsulated BMEDA-chelated radioisotope drug other than the first indication that is approved by a Governmental Agency for the First Product during the life of the Licensed Patents.

1.29	“GAAP” means the generally accepted accounting principles in the United States as in effect from time to time.
1.30

“Government Agency” means any multi-national, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.31	“Improvements” shall have the meaning as defined in Section 2.4.
1.32

“IND” shall mean an investigational new drug application with respect to the Licensed Product filed with the FDA for beginning clinical trials in humans, or any comparable application filed with the Regulatory Authorities of a country other than the United States prior to beginning clinical trials in humans in that country, as well as all supplements or amendments to such filings.

1.33

“Information” means any information, inventions, concepts, discoveries, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Government Agency or patent office, data, including pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed (unless expressly provided otherwise), whether or not patentable.  “Information” as herein defined excludes Information relating to the production and use of micelles outside of the Licensed Technology.

1.34

“Intellectual Property Rights” means all trade secrets, copyrights, patents and other patent rights, trademarks, moral rights, data and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.35

“Inventions” means intellectual property, which is novel, non-obvious and useful as defined by the United States patent law or the equivalent legal concepts as defined in any other patent-granting jurisdiction.

1.36	“JSC” shall have the meaning as defined in Section 3.3(a).
1.37

“Know-How” means all Information and Inventions Controlled by Licensor in existence as of the Effective Date that is necessary of useful to Exploit the Licensed Patents in the Field in the Territory, including, but not limited to, all Information, data or results pertaining to pre-clinical and clinical studies and the manufacturing process or processes.

1.38

“Legal Costs” means all reasonable legal fees and expenses, maintenance fees, and all other costs and expenses related to maintaining patent protection on the Licensed Patents in the United States and foreign countries.

1.39	“License Grant” shall have the meaning as defined in Section 2.1.
1.40

“Licensed Patents” means (1) all Patents listed in Exhibit A, and (2) any Patents covering Technology Controlled by Licensor that are necessary or useful in the Development, Manufacturing or Commercialization of nanoliposome encapsulated BMEDA-chelated radioisotope drugs in existence as of the Effective Date.

1.41

“Licensed Product” means any and all products the manufacture, use, sale, offer for sale or import of which makes use of the Licensed Patents which would without the License infringe on Licensor’s rights in the Licensed Patents.

1.42

“Licensed Technology” means any processes, methods, technologies or trade secrets involving or related to radiolabeled compounds and liposomes which are covered by, marked or are produced using a process or method disclosed in the Licensed Patents.

1.43

“Manufacture” or “Manufacturing” means all activities by or on behalf PLUS related to the manufacturing of a Licensed Product, or any ingredient thereof, including but not limited to test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, manufacturing Licensed Product for Development or Commercialization, labeling, filling, processing, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.44	“Manufacturing Tech Transfer Plan” shall have the meaning as defined in Section 5.1.
1.45

“Marketing Authorization” means, with respect to each country in the Territory, the receipt of all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including without limitation all applicable price approvals even if not legally required to sell Licensed Product in a country).

1.46	“Milestone Payment” shall have the meaning as defined in Section 7.3.
1.47	“Minimum Royalties” shall have the meaning as defined in Section 7.5.
1.48	“NanoTx Indemnitee” shall have the meaning as defined in Section 13.2.
1.49

“NDA” means: (a) a new drug application filed with the FDA for authorization for marketing the Licensed Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.50	“Negotiation Period” shall have the meaning as defined in Section 2.4.
1.51	“Net Sales” [***]
1.52	“Outside Date” shall have the meaning as defined in Section 7.1.
1.53	“Patent Term Extension” shall have the meaning as defined in Section 9.4.
1.54

“Patents” means all: (a) patents, including any utility or design patent; (b) patent applications, including provisionals, substitutions, divisionals, continuations, continuations in-part or renewals; (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to: (i) any such specified patent or patent application specified in (a) through (c), or (ii) any patent or patent application from which a patent or patent application specified in (a) through (c) claim direct or indirect priority; (e) inventor’s certificates; (f) other rights issued from a Governmental Agency similar to any of the foregoing specified in (a) through (e); and (g) in each of (a) through (f), whether such patent, patent application or other right arises in the United States or any other jurisdiction in the Territory.

1.55

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.56	“Phase 1 Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations.
1.57	“Phase 2 Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(b) or corresponding foreign regulations.
1.58	“Phase 3 (Pivotal Trial)” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations.
1.59	“PLUS Indemnitee” shall have the meaning as defined in Section 13.1.
1.60	“PLUS Parties” shall have the meaning as defined in Section 1.51.

1.61	“Regulatory Affairs” means all activities related to any communications to and from any Regulatory Authority.
1.62

“Regulatory Approvals” means any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization, authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of the Licensed Product in the Field in the Territory.

1.63

“Regulatory Authority” means with respect to a country in the Territory, any national (e.g., FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Government Agency involved in granting Marketing Authorization for Licensed Products in such country, including the FDA, or the European Medicines Agency and any corresponding national or regional regulatory authorities.

1.64

“Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all Marketing Authorizations), all correspondence submitted to or received from Governmental Agencies (including minutes and official contact reports relating to any communications with any Governmental Agency), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including all INDs and NDAs, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to any Licensed Product.

1.65	“Regulatory Transition Plan” shall have the meaning as defined in Section 3.2.
1.66	“rGBM” shall have the meaning as defined in Section 1.27.
1.67	“Royalties” shall have the meaning as defined in Section 7.5.
1.68	“Royalty Rate” shall have the meaning as defined in Section 7.5.
1.69	“Stock Purchase Agreement” shall have the meaning as defined in Section 7.1.
1.70

“Sublicensee” means any Third Party granted a sublicense by either Licensee or any other Person that is also a Sublicensee of any of the rights granted to Licensee by Licensor under Section 2.1, but excluding any Third Party acting solely as a distributor or manufacturer and any Compulsory Sublicensee,

1.71

“Sublicensing Revenue” means shall mean all (i) cash, (ii) sublicensing fees and (iii) all other payments and the cash equivalent thereof, which are paid to License by the Sublicensees of its rights hereunder, but excluding the following payments:

(a)payments made in consideration for the issuance of equity or debt securities of Licensee to the extent not exceeding the fair market value thereof;

(b)that portion of payments for direct or fully burdened expenses (collectively not to exceed one hundred fifty percent (150%) of direct expenses) associated with research or development as calculated in accordance with GAAP, to the extent that such expenses are separately listed and part of the sublicense;

(c)royalties on sales of Licensed Products by the Sublicensee (payment for which has been otherwise provided in Section 7.5 herein); and

(d)payments for supply of Licensed Products for use in clinical trials by or on behalf of, or for resale by, the Sublicensee.

1.72	“Technology” means any Information and Inventions.
1.73	“Term” shall have the meaning as defined in Section 12.1.
1.74	“Territory” means the entire world.
1.75	“Third Party” means a person or entity other than NanoTx or PLUS, or any of their Affiliates.
1.76	“Third Party Infringement” shall have the meaning as defined in Section 9.5.
1.77	“United States Exclusivity Period” shall have the meaning as defined in Section 7.5.
1.78	“Upfront License Payment” shall have the meaning as defined in Section 7.1.
1.79	“Upfront Payment Conditions” shall have the meaning as defined in Section 7.1.
1.80

“UT System License Agreement” shall mean that certain Patent and Know How License Agreement by and between certain Affiliates of NanoTx and The Board of Regents of the University of Texas System, University Case No. 2002.005,HSCS, dated as of November 21, 2018.

1.81

“Valid Claim” means a claim of an issued and unexpired patent within the Licensed Patents (i) which, absent the rights and licenses granted by NanoTx to PLUS under this Agreement, would be infringed by the Development, Manufacturing, filing and obtaining Regulatory Approvals, or Commercialization of the Licensed Product by PLUS, its Affiliates or Sublicensees, such infringement to include, where applicable, contributory infringement and infringement by inducement and (ii) which has not been permanently revoked or held unenforceable or invalid by a decision of a court or other Governmental Agency of competent jurisdiction, unappealable or from which an appeal was not filed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2LICENSE

2.1

License Grant.  Subject to the terms and conditions of this Agreement, upon payment of the Upfront License Payment in Section 7.1, NanoTx hereby grants to PLUS an irrevocable, perpetual, exclusive, fully paid-up, with the right to sublicense in accordance with Section 2.2, license to make, have made, use, have used, Develop, have Developed, Commercialize, have Commercialized, import and otherwise exploit the Licensed Patents, Know-How and Licensed Technology (the “License Grant”).  The License Grant includes the right to utilize the Licensed Patents, Know-How or Licensed Technology to develop derivative products, including but not limited to adding a drug to the liposomal delivery system.  In partial consideration for the License Grant, PLUS agrees to pay the Milestone Payments and Royalties as and when due in accordance with the terms of this Agreement.

2.2

Sublicenses.  PLUS shall be entitled, without the prior consent of NanoTx, to grant one or more sublicenses to Third Parties (with the right to sublicense through multiple tiers); provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement; (b) PLUS shall continue to be responsible for full performance of PLUS’ obligations under this Agreement and will be responsible for all actions of such Sublicensee; and (c) all Sublicensing Revenue shall be deemed Net Sales under this Agreement for the purpose of calculating the applicable Royalties owed to NanoTx.

2.3

Reservation of Research and Development Rights.  Notwithstanding anything herein to the contrary, PLUS’ license is subject to NanoTx’s reservation of the right to make, use and practice the Licensed Patents, Know-How and Licensed Technology for research and development purposes only.

2.4

Option to Improvements: NanoTx hereby grants to PLUS an exclusive option to acquire a royalty-bearing, worldwide license, with the right to grant sublicenses, to any Patents, know-how or Technology Controlled by Licensor for Inventions, improvements, derivatives, modifications, enhancements, developments, processes, or other know-how (“Improvements”), useful for Licensee’s business.  Licensor shall promptly notify Licensee of any Improvements in writing. Licensee shall have thirty (30) Calendar Days from Licensee’s receipt of such written notice to make an election to pursue a license, and Licensor and Licensee shall enter into good faith negotiations with respect to such license for a period of ninety (90) Calendar Days following Licensor’s receipt of such election from Licensee (the “Negotiation Period”). Unless otherwise agreed to by Licensor and Licensee to extend such time periods, if Licensor and Licensee fail to agree on terms during the Negotiation Period, or if Licensee fails to notify Licensor in writing of Licensee’s election to initiate the Negotiation Period within such thirty (30) Calendar Day period, Licensor shall thereafter be free to negotiate and enter into a License with one or more Third Parties for some or all of such Improvements, without any further obligation or liability to Licensee.

3DEVELOPMENT; TRANSFER OF KNOW-HOW AND EXISTING REGULATORY DOCUMENTATION

3.1Transfer of Know-How.  Promptly (but in any event within ten (10) Business Days) following the Effective Date), NanoTx shall commence transferring and delivering to PLUS all

Know-How in the possession or Control of NanoTx relating to the Licensed Product and complete such transfer within thirty (30) Calendar Days.  Know-How shall be provided in electronic form or other form in which it exists as of the Effective Date.  To the extent NanoTx subsequently identifies any Know-How that should have been transferred herein to PLUS, NanoTx will promptly provide or make available such additional Know-How to PLUS.

3.2Transfer of Existing Regulatory Documentation.  As of the Effective Date, NanoTx owns, possesses or Controls certain Regulatory Documentation relating to the Licensed Product.  The Parties will cooperate to transfer the ownership of all Regulatory Documentation relating to the Licensed Product to PLUS, which shall include, without limitation: (i) timing for the transfer of Regulatory Documentation (such as manufacturing protocols, IND sponsorship and maintenance and safety reporting), and (ii) timing for the transfer of regulatory licenses, filings or approvals (“Regulatory Transition Plan”), including but not limited to, executing all documentation to effectively transfer ownership of the sponsorship of the IND for nanoliposome encapsulated BMEDA-chelated 186Rhenium, to PLUS.

3.3Development.

(a)After the Effective Date, the Parties will establish a Joint Steering Committee (“JSC”) to facilitate communication and provide a forum to discuss and exchange information on the overall strategic Development of Licensed Products.  The JSC will have the right to designate subcommittees from time to time, such as a Development, Manufacturing and/or a Regulatory Affairs subcommittee. The JSC will consist of three (3) senior representatives from each Party with appropriate experience to serve on such committee.  Each Party will designate a JSC member who will be the primary contact on the JSC for that Party

(b)The JSC will cooperate to prepare a clinical plan involving the First Product, which shall include, without limitation: (i) an overview of the clinical trials conducted prior to the Effective Date, and (ii) an overview of the clinical trials anticipated to be conducted by the Parties after the Effective Date to support Regulatory Approvals of the Licensed Product, and related timelines (a “Clinical Development Plan”).  PLUS shall be solely responsible for the clinical operations, pharmacovigilance, medical monitoring and execution of the clinical studies outlined in the Clinical Development Plan, including all costs thereof, of the Licensed Product in the Field in the Territory.

(c)All decisions regarding the implementation of the Clinical Development Plan for clinical trials will be mutually agreed upon by the members of the JSC, including designating target completion dates for the collection of Milestone Payments under Section 7.3.  If the members of the JSC are unable to reach consensus on a particular issue within twenty (20) Calendar Days after such issue is referred to them then PLUS shall have the final decision-making authority over all decisions relating to the Development, Manufacturing and Commercialization of the Licensed Products.  Notwithstanding the foregoing, PLUS’ Executive Officer shall reasonably consider the NanoTx’s views and interest in reaching any decision under the JSC’s authority.

3.4Cooperation.  PLUS may engage NanoTx’s services (e.g., consulting agreements) to further research and development and to conduct further clinical studies for Licensed Products on terms to be mutually agreed upon, such terms to include reasonable compensation and an obligation by NanoTx to assign to PLUS any Inventions arising under such agreement.

3.5Commercially Reasonable Efforts. NanoTx shall use Commercially Reasonable Efforts to complete its obligations under Section 3.1 and 3.2.  PLUS shall use Commercially Reasonable Efforts (itself or through one or more Affiliates or Sublicensees) to complete its obligations under Section 3.3 and shall conduct all such Development activities in accordance with Applicable Laws, and, as applicable, Good Laboratory Practice and Good Clinical Practice as defined by FDA regulations.

4	REGULATORY
4.1

Regulatory Approval.  Prior to the Effective Date, IND No. 116117 was filed for nanoliposome encapsulated BMEDA-chelated 186Rhenium.  NanoTx shall cause the transfer of ownership of the IND for nanoliposome encapsulated BMEDA-chelated 186Rhenium, as set forth in Section 3.2, to PLUS. The Parties shall cooperate to ensure a smooth transition of such responsibilities and to assign or otherwise transfer the IND.  Thereafter, PLUS shall be solely responsible for, in its sole discretion, but consistent with its application of Commercially Reasonable Efforts, the IND and applying for, at its cost and expense, all required Regulatory Approvals from the applicable Governmental Agency for nanoliposome encapsulated BMEDA-chelated 186Rhenium for rGBM and any other Licensed Product in the Field in the Territory. PLUS will own all Regulatory Approvals and all Regulatory Documentation for any Licensed Product in the Field in the Territory. For clarity, NanoTx (and its Affiliates) shall have no right to, and shall not, make any regulatory filings related to any Licensed Product or otherwise communicate or interact with any Government Agencies with respect to the Licensed Products.

4.2

Interactions with Government Agencies. PLUS shall be solely responsible for interfacing, corresponding and meeting with the Governmental Agencies in the Territory with respect to the Licensed Products in the Field in the Territory.  Upon written request and no more than quarterly, Licensee shall provide Licensor with updates on the status of such interactions.

5	MANUFACTURING
5.1

Manufacturing Responsibility.  Promptly following the Effective Date, the Parties shall mutually agree on a Manufacturing technology transfer plan to timely provide for the orderly transition of Manufacturing activities and technology, and related Know-How and Third Party contracts for the Licensed Product to Licensee (the “Manufacturing Tech Transfer Plan”).  After the successful completion of the Manufacturing Tech Transfer Plan and associated success criteria therein, Licensee shall itself, or through its Affiliates or Sublicensees, be responsible for all commercial supply of the Licensed Product in the Territory. Licensee will undertake such activities at its sole expense.

5.2

Manufacturing Approvals.  NanoTx shall remain responsible for the drug master files until the completion of the Manufacturing Tech Transfer Plan.  Thereafter, PLUS shall be responsible for the filing and maintenance of the drug master files with the FDA and the equivalent thereof in the other countries in the Territory as part of obtaining Regulatory Approval for the Manufacture of the Licensed Products.

6COMMERCIALIZATION

Licensee shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Territory. Licensee will undertake such activities at its sole expense. Licensee have all decision-making authority with respect to the Commercialization of the Licensed Products.  Licensee shall be solely liable to meet or execute any and all compliances related to the Commercialization of the Licensed Products. Subject to the Confidentiality section, Licensee agrees to provide Licensor with updates, no less than annually, on Licensee’s efforts to commercialize the Licensed Product.

7PAYMENT

7.1

Upfront License Payment. In consideration of the licenses and rights granted to the Licensee hereunder, Licensee shall (i) pay to Licensor a one-time, non-refundable, non-creditable upfront payment of US$[***], and (ii) issue an amount of voting common stock in PLUS, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”; attached as Exhibit B) which the parties shall enter into upon the completion or satisfaction of the Upfront Payment Conditions (as defined below), equal to US$300,000, to be valued [***] (both (i) and (ii) are collectively the “Upfront License Payment”). Delivery of the Upfront License Payment to Licensor shall be made within fifteen (15) Calendar Days upon the completion or satisfaction of all obligations and conditions set forth in Section 7.2 (the “Upfront Payment Conditions”).  In the event that all the Upfront Payment Conditions have not been met within sixty (60) Calendar Days of the Effective Date (the “Outside Date”), either Party may terminate this Agreement in accordance with the termination provisions set forth in Section 12.2 below.

7.2	Upfront Payment Conditions.

(a)[***]

(b)[***]

(c)[***]

(d)[***]

7.3

Milestone Payments for First Product. Subject to the conditions of this Agreement, Licensee shall pay to Licensor a one-time, non-refundable, non-creditable payment following the milestone event set forth below (each a “Milestone Payment”) [***].  [***].  Thereafter, if the First Product for another indication reaches the remaining Milestone Events, PLUS [***].  No payments will be paid for milestones more than once or that are not achieved.

No.	Milestone Event	Milestone Payment
1	Completion of Phase 1 Trial, delivery of the Clinical Study Report (CSR) with a recommended Phase 2 dose	[***]
2	First Patient Treated in Phase 2 Trial	[***]

3	Completion of Phase 2 Trial, delivery of the Clinical Study Report (CSR) and clinical trial meets its primary objective	[***]
4	First Patient Treated in Phase 3 (Pivotal Trial)	[***]
5	Completion of Phase 3 (Pivotal Trial), delivery of the Clinical Study Report (CSR) and clinical trial meets its primary endpoint(s)	[***]
6	United States Food and Drug Administration approval	[***]
7	European Medicines Agency centralized approval, excluding Early or Expanded Access Program	[***]
8

Non-dilutive Monetary award or grant received from external agency (i.e., Cancer Prevention & Research Institute of Texas, National Institutes of Health, National Cancer Institute) to support Product Development or Commercialization of the nanoliposome encapsulated BMEDA-chelated radioisotope drug for any indication

[***]
9	Annual Net Sales in the U.S. and Europe of [***]	[***]
10	Annual Net Sales in the U.S. and Europe of [***]	[***]
11	Annual Net Sales in the U.S. and Europe of [***]	[***]
12	Annual Net Sales in the U.S. and Europe of [***]	[***]

From expiration or after the date of any notice of termination is received by a Party, no milestones with respect to the Licensed Product shall be payable by PLUS to NanoTx, except to the extent any amounts are due but unpaid.

7.4

Milestone Payments for Following Products. Subject to the conditions of this Agreement, Licensee shall pay to Licensor a one-time, non-refundable, non-creditable payment following the milestone event set forth below, within thirty (30) Calendar Days after the first achievement of the corresponding milestone event for a Following Product.  No payments will be paid for milestones that are not achieved.

Milestone Event	Milestone Payment
United States Food and Drug Administration Approves nanoliposome encapsulated BMEDA-chelated radioisotope drug for each Following Product	[***]

European Medicines Agency grants centralized Approval for nanoliposome encapsulated BMEDA-chelated radioisotope drug for each Following Product	[***]

From expiration or after the date of any notice of termination is received by a Party, no milestones with respect to the Licensed Product shall be payable by PLUS to NanoTx, except to the extent any amounts are due but unpaid.

7.5

Royalties for First Product.  In consideration of the licenses and rights granted to the Licensee hereunder, and subject to the potential reductions described below, Licensee shall pay to Licensor the royalties set forth below on Net Sales in the United States and Europe in a Calendar Year, at the applicable royalty rate set forth below (collectively, the “Royalties”) within thirty (30) Calendar Days following the expiration of each Calendar Year after the date of First Commercial Sale.

Net Sales of First Product by LICENSEE and/or its Affiliates or Sublicensees in United States and Europe Only	“Royalty Rate”
Portion of annual Net Sales below [***]	[***]
Portion of annual Net Sales between [***] and [***]	[***]
Portion of annual Net Sales between [***] and [***]	[***]
Portion of annual Net Sales between [***] and [***]	[***]
Portion of annual Net Sales above [***]	[***]

Reductions to Royalties may apply as specified herein, but under no circumstances will the cumulative effect of such reductions reduce the Royalties to less [***] of annual Net Sales in any country in any Calendar Quarter (the “Minimum Royalties”).

Such Royalties will be payable country-by-country on a quarterly basis from the date of First Commercial Sale of the First Product until the following:

(a)In the United States, for the lesser of (i) [***] after first commercialization in the United States, (ii) [***], or (iii) [***]; and

(b)In Europe, for the lesser of (i) [***] after first commercialization of such Licensed Product in the Europe, (ii) [***] or (iii) [***].

On a country-by-country, PLUS’ obligation to pay Royalties will be reduced during each Calendar Quarter by [***] if at any time a direct competitor(s) to the First Product enters the market [***].  A product is not a Competing Product if PLUS has any financial interest in the product.

With respect to any additional Third Party license(s) required or useful for the development, manufacture or commercialization of nanoliposome encapsulated BMEDA-chelated radioisotope drugs as determined by PLUS (other than the Sublicense Agreement), [***].

7.6

Taxes. PLUS may withhold from payment made to NanoTx under this Agreement any income tax required to be withheld by PLUS under the laws of the country or jurisdiction where PLUS has commercially sold Licensed Product(s).  If any tax is withheld by PLUS, PLUS shall provide NanoTx receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment.

8REPORTS; AUDITS

8.1Notification of First Sale. Licensee shall notify Licensor the date on which Licensee, its Affiliates and/or the Sublicensees make a First Commercial Sale Licensed Products within [***] of occurrence.

8.2Royalty reports. PLUS shall submit to NanoTx [***], a written report setting forth for such [***] at least the following information:

(a)the number of Licensed Products sold by PLUS, its Affiliates and Sublicensees in each country;

(b)total billings for such Licensed Products;

(c)the gross amount of monies or cash equivalent or other consideration which is received for sales, leases, licenses or other modes of transfer of Licensed Products by PLUS;

(d)the identity of that consideration which is received instead of money for sales, leases, licenses or other modes of transfer of Licensed Products by PLUS;

(e)deductions from the gross amount as expressly permitted herein to determine the Net Sales thereof;

(f)the amount of Royalties due thereon, or, if no Royalties are due to NanoTx for any reporting period, the statement that no Royalties are due;

(g)the amount of Sublicensing Revenue received by PLUS; and

(h)the amount of other payments due to NanoTx, including but not limited to, running royalties and minimum annual royalty payments.

After termination or expiration of this Agreement, PLUS will continue to submit royalty reports and payments to NanoTx as per PLUS’ obligations under this Agreement until all Licensed Products made, used, marketed, leased or imported under this Agreement have been sold.

8.3Record keeping by PLUS. PLUS and its Affiliates shall maintain complete and accurate books and records of account, in accordance with generally accepted accounting principles in the United States, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all reports and invoices furnished by PLUS to NanoTx under this Agreement, and all payments by PLUS to NanoTx under this Agreement. Upon reasonable written notice to PLUS, but no more often than once per Calendar Year, PLUS shall permit, and shall cause its Affiliates to permit, an independent certified public accounting firm of national standing designated by NanoTx and accepted by PLUS (such acceptance not to be unreasonably withheld) to audit such books and records of account of PLUS and its Affiliates until three (3) years after the expiration of such Party’s payment obligation, in order to confirm the accuracy and completeness of any report made under this Section 8.3. Prior to each such audit, such independent certified public accounting firm shall execute a confidentiality agreement that is reasonably acceptable to PLUS. The independent certified public accounting firm shall disclose to NanoTx only whether the audited reports are correct or incorrect and the specific details concerning any discrepancies.

8.4Underpayments/Overpayments. If such independent certified public accounting firm correctly concludes that additional royalties were owed during such period, PLUS shall pay such additional royalties within thirty (30) Calendar Days of the date NanoTx delivers to PLUS such accounting firm’s written report. [***].  For clarity, in all other circumstances the fees charged by such independent certified public accounting firm for the work associated with such underpayment audit shall be paid by PLUS. Any overpayments by PLUS will be credited against future royalty obligations owed under 7.5.

8.5Record Keeping by Sublicensee. PLUS shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to NanoTx, to keep and maintain records of sales made pursuant to such sublicense, and to grant access to such records by NanoTx’s independent certified public accounting firm to the same extent required of PLUS under this Agreement.

8.6Confidentiality. NanoTx shall treat all financial information subject to review under this Section 8, or under any agreement with a Sublicensee, in accordance with the confidentiality provisions of Section 11 of this Agreement, and shall cause its independent certified public accounting firm to enter into an acceptable confidentiality agreement with NanoTx obligating such independent certified public accounting firm to retain all such financial information of PLUS in confidence pursuant to such confidentiality agreement.

9INTELLECTUAL PROPERTY MATTERS

9.1

Inventorship. Inventorship and ownership of the Inventions shall be determined in accordance with the rules of inventorship under United States patent law. In the event of a dispute regarding inventorship, the Parties shall establish a procedure to resolve such dispute, which may include engaging independent Third Party patent attorneys jointly selected by the Parties to resolve such dispute.

9.2

Development Intellectual Property Rights.  Licensee shall own all rights, title and interests in and to any Intellectual Property Rights that is both: (a) related to the Licensed Product, including but not limited to, its use or its synthesis, improvements, derivatives, and (b) conceived solely by Licensee, its Affiliates or Sublicensees (collectively, “Developed IP”).

9.3

Prosecution and Maintenance by Licensor.  For the Term of this Agreement as defined below, Licensor shall be responsible for maintaining all patents included in the Licensed Patents, and Licensee agrees to pay all Legal Costs. Within thirty (30) Calendar Days of receiving an invoice from Licensor, Licensee shall pay Licensor following receipt of such invoice from Licensor.
9.4

Patent Term Extensions. Licensee shall promptly notify Licensor of the issuance of each Regulatory Approval and, where reasonably and legally possible and reasonably useful or materially valuable in the Commercialization of Licensed Products, use Commercially Reasonable Efforts to apply (or cause its Affiliates or Sublicensee(s) to apply) for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by Applicable Laws (collectively, “Patent Term Extensions”) in the relevant country(ies) of the Territory. Licensor shall, if and as requested by Licensee, (a) use Commercially Reasonable Efforts to, assist Licensee, its Affiliates, and Sublicensees in obtaining all available Patent Term Extensions and (b) take all actions necessary to obtain all Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable, with the ultimate decision on which patents shall be extended being made by Licensee.

9.5

Infringement of Licensed Patents by Third Party. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Patents or Licensed Technology in the Territory of which it becomes aware (“Third Party Infringement”).  Licensee shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Patents against any Third Party Infringement. Prior to commencing any such action, Licensee shall consult with Licensor and shall give due consideration to Licensor’s recommendations regarding the proposed action. At Licensee’s reasonable request, Licensor will in good faith consider joining Licensee as a co-party(ies) in any litigation, related to the enforcement of the Licensed Patents against any Third Party Infringement.  Licensee shall give Licensor timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of Licensor, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent, (ii) give rise to liability of Licensor or its Affiliates, (iii) admit Third Party non-infringement of any Licensed Patent, or (iv) otherwise impair Licensor’s rights in any Licensed Patent or under this Agreement.  Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied equally against payment of each Party’s costs and expenses incurred in connection therewith. Any remaining recoveries shall be retained by (or if received by Licensor, paid to) Licensee.

9.6

Infringement of Third Party Patents. If any Third Party asserts any Claims against Licensee (or any of its Affiliates or Sublicensees), alleging that any Licensed Product, the use or practice of the Licensed Patents or Licensed Technology, infringes, misappropriates or violates the Intellectual Property Rights of any Person, Licensee shall promptly notify Licensor thereof in writing specifying the facts, to the extent known, in reasonable detail.  Licensee shall assume control of the defense of such Claims.  Licensee shall have the exclusive right to settle any Claim against Licensee (or any of its Affiliates or Sublicensees) without the consent of Licensor.  As used herein, “Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).

10REPRESENTATIONS AND WARRANTIES

10.1	Representation by NanoTx.

(a)NanoTx represents and warrants that it has full authority to execute, enter into and perform its obligation under this Agreement.

(b)NanoTx represents and warrants it the sole and exclusive owner of the Licensed Patents listed in Exhibit A, all of which are free and clear of any liens, charges and encumbrances that could adversely impact the licenses granted to Licensee under Section 2; and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Licensed Patents listed in Exhibit A.

(c)NanoTx represents and warrants that Exhibit A sets forth a true and complete list of a Licensed Patents, and each such Licensed Patents, remains in full force and effect as of the Effective Date, and NanoTx will timely pay all filing and renewal fees with respect to such Licensed Patents unless otherwise agreed to in writing by the Parties.

(d)NanoTx represents and warrants that as of the Effective Date, NanoTx has complied with all applicable laws including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patents.

(e)NanoTx represents and warrants it the sole and exclusive owner of the Know-How, all of which are free and clear of any liens, charges and encumbrances that could adversely impact the licenses granted to Licensee under Section 2 or Licensees ability to transfer the Know-How as set forth in Section 3.1; and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Know-How.

(f)NanoTx represents and warrants it the sole and exclusive owner of the Licensed Technology, all of which are free and clear of any liens, charges and encumbrances that could adversely impact the licenses granted to Licensee under Section 2; and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Licensed Technology.

(g)As of the Effective Date, NanoTx has not: (i) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Patents, Know-How or Licensed Technology, or (ii) granted any rights to any Third Party; in each case (i) and (ii) that would conflict with the rights granted to Licensor under this Agreement.

(h)As of the Effective Date, NanoTx represents and warrants it has disclosed to PLUS all Know-How and Regulatory Documentation relating to the Licensed Products, in each case that was generated by or on behalf of NanoTx.

(i)NanoTx represents and warrants it the sole and exclusive owner of the Regulatory Documentation existing prior to the Effective Date, all such Regulatory Documentation is true, correct and accurate and nothing prevents NanoTx’s ability to transfer ownership of such existing Regulatory Documentation as set forth in Section 3.2; and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to such existing Regulatory Documentation.

(j)NanoTx represents and warrants that as of the date of the License Grant in Section 2, Licensor is not aware of any patentable Inventions (other than the Inventions covered or to be covered by the Licensed Technology) that if patented would be infringed by Licensee’s exercise of the Inventions included in the License Grant.

(k)NanoTx represents and warrants NanoTx it has no, and will not have any, obligations to any Third Party, including University of Texas System, to provide material, data, research and development collaborations and licenses, clinical trial participation, publication, or commercialization that could conflict with Licensor’s business.

(l)NanoTx represents and warrants that NanoTx is not, and none of its employees, nor any Third Party that conducted Development or Manufacture of the Licensed Products on behalf of NanoTx prior to the Effective Date, is, debarred by any Regulatory Authority, or is the subject of any debarment proceeding by any Regulatory Authority and, in the course of the discovery or pre-clinical development and clinical development prior to the Effective Date, NanoTx has not, and any Third Party acting on behalf of NanoTx have used any employee or consultant that is debarred by any Regulatory Authority or, is the subject of any debarment proceeding by any Regulatory Authority.

(m)NanoTx represents and warrants that as of the Effective Date, NanoTx has maintained insurance policies with minimum “A-“ Best rated insurance carriers to cover its indemnification obligations under Section 13.1, in each case with limits, as applicable: [***].

10.2Representations by PLUS.  PLUS represents and warrants that:

(a)PLUS is a corporation duly organized, validly existing and in good standing under the laws of state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

(b)The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which PLUS is a party, or by which it is bound, nor will it violate any law applicable to PLUS.

10.3Limitation of Liability. Notwithstanding anything to the contrary contained herein, no Party shall be liable to another Party under any theory for any special, incidental, indirect, consequential or other similar damages, or any punitive damages, whether arising directly or indirectly out of the transactions contemplated by this Agreement. To be clear, neither Party shall be entitled to recover for any lost profit or lost sale damages of any kind, whether those claimed damages are direct or indirect.

10.4DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NANOTX DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE, OR THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY THIRD PARTY PATENTS.

11CONFIDENTIALITY

11.1Confidential Information. All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall neither be disclosed to any Third Party nor used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except as provided in Section 11.2, and except to the extent that such Confidential Information:

(a)is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)is properly in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c)[***]; or

(d)[***].

11.2Disclosure of Confidential Information. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary:

(a)to be disclosed by NanoTx to [***].

(b)to be disclosed by PLUS [***]; and

(c)to be disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical studies or to market the Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations, and all reasonable steps shall be taken to protect the confidentiality of such Confidential Information.

11.3Disclosure by Law. If the receiving Party is required by judicial or administrative process or Applicable Laws to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 11.3, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. The Confidential Information that is disclosed by judicial or administrative process or Applicable Laws shall remain otherwise subject to the confidentiality and non-use provisions of this Section 11, and the Party disclosing the Confidential Information pursuant to judicial or administrative process or Applicable Laws shall, except where impracticable or legally impossible, take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. Both Parties shall require their respective directors, officers and employees to whom the Confidential Information is disclosed to undertake confidentiality and non-use obligations consistent with the terms of this provision.

12TERM AND TERMINATION

12.1

Term. The term of this Agreement shall commence as of the Effective Date and shall expire (except in the event of an earlier termination) upon the applicable United States Exclusivity Period and Europe Exclusivity Period (the “Term”).

12.2

Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party commits a material breach of its overall obligations under this Agreement in any manner that fundamentally frustrates the purpose of this Agreement, taken as a whole (including, specifically, failure to use Commercially Reasonable Efforts to pursue Regulatory Approval), and, for all breaches other than a failure to make a payment as set forth in this Agreement, such material breach of its overall obligations is not cured within ninety (90) Calendar Days (or such other time period as mutually agreed by the Parties) of receiving notice thereof, which notice shall specify the nature of the material breach and demand its cure.  Notwithstanding the foregoing, if such material breach is not susceptible to be cured within such ninety (90) Calendar Day period, the non-breaching Party’s right of termination shall be suspended only if, and for so long as, (i) the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period extend beyond ninety (90) Calendar Days after the original cure period, unless otherwise mutually agreed by the Parties.  For any breach arising from a failure to make a payment set forth in this Agreement, the cure period will be thirty (30) Calendar Days and such cure period will be tolled pending any bona fide dispute between the Parties as to whether such payment is due.  If NanoTx believes PLUS has failed to make a payment, NanoTx will provide PLUS with written notice and both Parties will use reasonable efforts to convene their finance personnel to resolve such dispute within ninety (90) Calendar Days of receipt of the written notice.  If the Parties agree to a resolution for such bona fide dispute or if such dispute is resolved pursuant to Section 14.5, any amounts due as part of such resolution shall be paid within ten (10) Business Days thereafter.

12.3

Licensee’s Right of Termination for Convenience.  Prior to its expiration, this Agreement may be terminated in its entirety, in its sole discretion, at any time by Licensee, including safety reasons, by giving NanoTx ninety (90) Calendar Days written notice, with the final termination date to be based upon the time required to transfer the manufacturing, marketing and distribution of nanoliposome encapsulated BMEDA-chelated radioisotope drug to NanoTx, as applicable.

12.4

Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) Calendar Days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution.
12.5

Effect of Expiration or Termination.  Upon expiration or termination of this Agreement, neither Party shall have any further rights or obligations hereunder in the Territory except pursuant to provisions that expressly survive such expiration or termination.  Upon termination of this Agreement, Licensee, its Affiliates and Sublicensees shall, for a period of one (1) year, be permitted to import, market, promote, distribute, use, offer to sell and sell their remaining inventories of Licensed Product and, for such purpose only, the License Grant shall continue in effect but shall be non-exclusive in the Territory.  If this Agreement is terminated for failure to use Commercially Reasonable Efforts to pursue Regulatory Approval, with respect to a Licensed Product or country, within sixty (60) Business Days after such termination, if requested by NanoTx, the Parties will meet to mutually agree upon a transition plan to effect an orderly and timely transition to NanoTx of all Development, Manufacture and/or Commercialization activities and responsibilities with respect to such terminated License Product(s) and country(ies), which will incorporate the following elements:

(a)If termination occurs prior to initiation of Phase II (i.e., consistent with 21 U.S. CFR § 312.21(c)), PLUS shall transfer to NanoTx all Information and Regulatory Documentation Controlled by PLUS as of the effective date of termination and generated in the Development for such terminated License Product(s) in such country(ies), at NanoTx’s reasonable expense.

(b)If termination occurs after initiation of Phase II but prior to Regulatory Approval of such terminated License Product(s) in such country(ies), NanoTx shall pay PLUS a reasonable royalty rate should such License Product be Commercialized.  Upon NanoTx’s written request and at NanoTx’s reasonable expense, PLUS shall transfer to NanoTx all Information and Regulatory Documentation Controlled by PLUS as of the effective date of termination and generated in the Development for such terminated License Product(s) in such country(ies).

(c)If termination occurs following Regulatory Approval but prior to launch of such terminated License Product(s) in such country(ies), NanoTx shall pay PLUS for reasonable business expenses accrued by PLUS prior to termination and a reasonable royalty rate. Upon NanoTx’s written request and at NanoTx’s reasonable expense, PLUS shall assign and transfer to NanoTx all Information and Regulatory Documentation Controlled by PLUS as of the effective date of termination and generated in the Development and Manufacture for such terminated License Product(s) in such country(ies).

(d)If termination occurs following launch of such terminated License Product(s) in such country(ies), NanoTx shall have an option for ninety (90) Calendar Days to negotiate at market rates for the assignment and transfer to NanoTx all Information and Regulatory Documentation Controlled by PLUS as of the effective date of termination and generated in the Development, Manufacture and Commercialization for such terminated License Product(s) in such country(ies).

(e)If, at the time of such termination, PLUS is conducting any clinical trials, then at NanoTx’s election on a trial-by-trial and site-by-site basis, PLUS will cooperate with NanoTx to transfer the conduct of all such clinical trials at such sites to NanoTx and NanoTx shall assume any and all liability, at its expense, for such clinical trials as such sites after the effective date of such termination, or PLUS will wind down the conduct of any such clinical trial or site which is not assumed by NanoTx.

(f)NanoTx would fully and forever release and discharge PLUS and its Affiliates, and Sublicensees, from any and all claims, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, known or unknown, past, present or future, or otherwise, arising out of or relating to this Agreement or a breach of Pfizer’s rights and obligations under this Agreement; provided however, that the foregoing release does not discharge any failure to make payments.

12.6

Surviving Rights and Obligations.  Any provisions required for the interpretation or enforcement of this Agreement shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination.  Except as otherwise expressly provided, expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination.

13INDEMNIFICATION; INSURANCE

13.1

Indemnification by Licensor. Licensor agrees to indemnify, hold harmless and defend PLUS and its respective officers, directors, employees, contractors, agents and assigns (each, a “PLUS Indemnitee”), from and against any Claims arising or resulting from: (a) any bodily injury or death resulting from any actual or alleged actions or omissions of Licensor or its respective officers, directors, employees, contractors, agents and assigns with respect to any medical malpractice or negligence of Licensor’s practice of the Licensed Patents that arose on or prior to the Effective Date, (b) any actual violation by Licensor of Applicable Laws or any development of the Licensed Products or Licensed Patents on or prior to the Effective Date, or (c) any breach by Licensor of any representation, warranty or covenant as set forth in this Agreement.

13.2

Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend NanoTx and its respective officers, directors, employees, contractors, agents and assigns (each, a “NanoTx Indemnitee”), from and against any Claims arising or resulting from: (a) the Development of a Licensed Product by Licensee, its Affiliates, or Sublicensees, (b) the Commercialization of a Licensed Product by Licensee, its Affiliates, or Sublicensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates, or Sublicensees, (d) breach by Licensee of any representation, warranty or covenant as set forth in this Agreement or (e) breach by Licensee of the scope of the license set forth in this Agreement, except to the extent such Claims arise from the breach of this Agreement of, or the negligence or willful misconduct of, any NanoTx Indemnitee.

13.3

Indemnification Procedure. In connection with any Claims for which NanoTx seeks indemnification from Licensee pursuant to this Agreement, NanoTx shall: (a) give Licensee prompt written notice of such Claims; provided, however, that failure to provide such notice shall not relieve Licensee from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with Licensee, at Licensee’s expense, in connection with the defense and settlement of the Claim; and (c) permit Licensee to control the defense and settlement of the Claim; provided, however, that Licensee may not settle the Claim without NanoTx’s prior written consent, which shall not be unreasonably withheld or delayed, in the event such settlement materially adversely impacts NanoTx’s rights or obligations. Further, NanoTx shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

13.4

Insurance. Each Party shall procure and maintain, during the Term, the following insurance policies with minimum “A-” Best rated insurance carriers, as applicable: [***].  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 13. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this Section 13. Each Party shall provide the other with [***]. Licensor shall maintain such coverage for a minimum of [***].

14MISCELLANEOUS

14.1Independent Contractors. In the exercise of their respective rights, and the performance of their respective obligations, under this Agreement, the Parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as partners, joint venturers, or participants in a joint enterprise or undertaking, or to constitute either of the Parties as the agent of the other Party for any purpose whatsoever. Neither Party shall bind, or attempt to bind, the other Party hereto to any contract or the performance of any other obligation, or represent to any Third Party that it is authorized to enter into any contract or binding obligation on behalf of the other Party hereto.

14.2Assignment. Except as expressly set forth in this Agreement, neither Party shall have the right or the power to assign or otherwise transfer, in whole or in part, any of its rights, or delegate the performance of any of its obligations under this Agreement, except that either Party may assign its rights under this Agreement to a successor to all or substantially all of the assigning Party’s activities related to this Agreement, whether by transfer of assets or capital stock, issuance of capital stock, merger, Change in Control, or otherwise, provided that such successor agrees in writing to be bound by the obligations of the assigning Party.  Any permitted assignment shall not relieve the assigning or delegating Party of any of its obligations under this Agreement.

14.3Force Majeure. Neither Party shall be liable for any failure to perform, or any delay in the performance of, any of its obligations under this Agreement to the extent, but only to the extent, that such Party’s performance is prevented by the occurrence of an event of force majeure; provided, however, that with respect to a failure to make payment due to an event of force majeure, the non-performing Party shall be required to make such payment as quickly as possible but in any event, even if the force majeure continues, within thirty (30) Calendar Days from the date that the force majeure began; provided, further, however, that if an event of force majeure prevents either Party from making any payment to the other Party in a timely manner, as provided in Section 7, interest on such unpaid amount shall nonetheless accrue at the 30 year U.S. government treasury rate. For purposes of this Section 14.3, an event of force majeure shall mean and include, war, civil war, insurrection, rebellion, civil unrest, fire, flood, earthquake, adverse weather conditions, epidemic, pandemic or disease outbreak (including the COVID-19 virus) military or usurped power or confiscation, terrorist activities, embargo, strike, lockout, labor unrest, unavailability of supplies, materials or transportation, acts of the public enemy, acts of government authorities

(including but not limited to the refusal of the competent Government Agencies to issue required Regulatory Approvals), and, in general, any other cause or condition beyond the reasonable control of the Party whose performance is affected thereby. If the Party’s performance is affected by the occurrence of any event of force majeure, that Party shall furnish immediate written notice thereof to the other Party hereto.

14.4Notices.  Any notices required or permitted under this Agreement will be in writing, will refer specifically to this Agreement, and will be sent by recognized national or international overnight courier, confirmed facsimile transmission (provided that duplicative copy is provided via confirmed electronic mail, registered mail or certified mail), confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, or delivered by hand to the address as set forth herein.  Notices under this Agreement will be deemed to be duly given: (a) when delivered by hand; (b) upon confirmed electronic mail transmission; (c) two Business Days after deposit with a recognized national or international courier; or (d) on the delivery date indicated in the return receipt for registered or certified mail.  A party may change its contact information immediately upon written notice to the other party in the manner provided in this, Section 14.4.

If to NanoTx, Corp.

NanoTx, Corp.
ATTN: President
7979 Wurzbach Road
San Antonio, Texas 78229

If to PLUS Therapeutics, Inc.:

Plus Therapeutics, Inc.
ATTN: President & CEO
4200 Marathon Blvd., Suite 200
Austin, Texas 78756

14.5Dispute Resolution.

(a)Except for any “Excluded Claim” (defined in Section 14.5(g) below), the Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement, or the breach thereof, as follows. Any Party shall give the other Party written notice of any dispute, controversy or claim not resolved in the normal course of business.  Within fifteen (15) Business Days from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response.  The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within thirty (30) Business Days from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute, controversy or claim. These executives shall have the authority to settle the dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)If the Parties do not fully settle within thirty (30) Calendar Days of such meeting, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(c)The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business (provided that such arbitrators are not required to be selected from AAA’s list of arbitrators) as follows: (a) within ten (10) Business Days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator, and (b) the two (2) Party-selected arbitrators shall select a third arbitrator within five (5) Business Days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed promptly by the AAA. The place of arbitration shall be Waco, Texas.

(d)Either Party may apply to the arbitrators for any applicable interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

(e)Except to the extent necessary to confirm an award, or as may be required by applicable law, rule or regulation, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable law or statute of limitations.

(f)The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate the Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(g)As used in this Section 14.5, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns: (a) the validity or infringement of a patent, trademark or copyright; (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (c) the need to seek preliminary or injunctive measures or other equitable relief (e.g., in the event of a potential or actual breach of the confidentiality and non-use provisions in Section

11). An Excluded Claim need not be resolved through the procedure described in Sections 14.5(a) – 14.5(f) and may be immediately brought in a court of competent jurisdiction.

14.6Severability. If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction in the Territory to be invalid or unenforceable under Applicable Laws, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by the Applicable Laws, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement.

14.7Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of State of Texas and, with respect to the Licensed Patents and related matters, the patent laws of the relevant patent granting jurisdiction (except that as between the Parties, inventorship shall be determined under United States patent law), without reference to any rules of conflicts of law or renvoi.

14.8Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by pdf shall constitute an original signature for purposes of this Agreement.

14.9Headings. The subject headings of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any provision of this Agreement.

14.10Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.11Entire Agreement and Amendments. This Agreement, together with all Exhibits attached hereto, constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof. No modification or amendment of this Agreement, including but not limited to this Section 14.11, shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties.

14.12Waivers. The failure by either Party hereto to assert any of its rights hereunder, including, but not limited to, the right to terminate this Agreement due to a breach or default by the other Party hereto, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date, by their duly authorized representatives in its name and on its behalf.

NANOTX, CORP.	PLUS THERAPEUTICS, INC.
By: /s/ Andrew Brenner_______________	By: /s/ Marc Hedrick__________________
Name:Andrew Brenner_________________	Name:Marc Hedrick____________________
Title:President_______________________	Title:President & CEO_________________
Date:March 29, 2020__________________	Date:March 29, 2020__________________

EXHIBIT A

LICENSED PATENTS

[REDACTED]

1

EXHIBIT B

PLUS THERAPEUTICS, INC.
COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of [●], 2020, by and between Plus Therapeutics, Inc., a Delaware corporation (the “Company”), and NanoTx, Corp., a Delaware corporation (“Purchaser”) pursuant to that certain License Agreement between the Company and the Purchaser dated as of March 29, 2020 (the “License Agreement”).

Purchase of Shares

.  In partial consideration for Purchaser’s license to the Company of certain intellectual property under the License Agreement, the Company hereby issues to Purchaser, [●] shares (the “Shares”) of the Company’s Common Stock (the “Common Stock”), valued at the per share price of $[●] for an aggregate value of $300,000.

Securities Law Compliance

.

Exemption from Registration

.  The sale of the Shares has not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or registered or qualified under applicable state securities laws in reliance upon certain exemptions from such registration and qualification.  The Shares must be held indefinitely and may not be resold, transferred or otherwise disposed of without registration under the 1933 Act and registration or qualification under applicable state securities laws or an opinion of counsel, in form and substance reasonably satisfactory to the Company, that such registration and qualification is not required.

Representations and Warranties of the Purchaser

.  In connection with the purchase of the Shares, Purchaser represents to the Company as follows:

1.This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

2.Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.  Purchaser is purchasing the Shares for investment for Purchaser’s own account and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the 1933 Act or under any applicable state securities laws.  Purchaser does not have any present intention to transfer the Shares to any other party.  Purchaser understands that the exemption from registration under the 1933 Act for the issuance of the Shares depends in part upon the bona fide nature of Purchaser’s investment intent as expressed in this Agreement.

3.Purchaser understands that the Shares are “restricted securities” under federal and state securities laws and that, pursuant to these laws, Purchaser must hold the

1

Shares indefinitely unless they are registered and qualified under such laws or an exemption from such registration and qualification is available.  Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale.  Purchaser further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on certain requirements, including, but not limited to, the time and manner of sale, the holding period for the Shares and requirements relating to the Company, which are outside of Purchaser’s control and which the Company is under no obligation, and may not be able, to satisfy.

4.Purchaser believes that an investment in the Shares is suitable for Purchaser based on Purchaser’s investment objectives and financial needs, and Purchaser is able to bear the economic risk of an investment in the Shares.  Purchaser has such knowledge and experience in financial and business matters as to make Purchaser capable of evaluating the risks of the prospective investment and to make an informed investment decision and is able to bear the economic risk of an investment in the Shares.  Purchaser has either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect Purchaser’s own interests in connection with the purchase of the Shares by virtue of the business or financial expertise of Purchaser or professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

5.Purchaser realizes that an investment in the Shares is highly speculative and involves a high degree of risk, including, without limitation, the developmental stage of the Company, the need for additional capital, the ability of the Company to develop its products and services on a timely basis or at all, the market acceptance of the Company’s products or services, the rapid technological change and competition in the industry and the ability of the Company to assert and protect its intellectual property rights.

6.The Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of an investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

7.The Purchaser represents and warrants to the Company that at no time prior to the date of this Agreement has the Purchaser, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Rule 200 of Regulation SHO of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

3.Representations and Warranties of the Company.

A.Organization. The Company is duly organized, validly existing and in good standing under the laws of state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

B.Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this

2

Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification provisions may be limited by applicable law.

C.Capitalization. As of March 20, 2020, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 of preferred stock, par value $0.001, of which 3,880,588 shares of Common Stock were issued and outstanding. All such outstanding shares have been, or upon issuance will be, validly issued, fully paid and nonassessable. Except as disclosed in the Company Reports (as defined below), as of the date hereof, (i) no shares of the Company’s capital stock are subject to preemptive rights, (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Common Stock of the Company, (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act (except this Agreement), (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

D.Issuance of Shares. Upon issuance and payment therefor in accordance with the terms and conditions of this Agreement, the Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

E.No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental body to which the Company or any of its subsidiaries is subject, or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations,

3

amendments, accelerations, cancellations and violations under clauses (ii) and (iii), which could not reasonably be expected to result in a material adverse effect on the assets, business, financial condition, liabilities or results of operations of the Company (a “Material Adverse Effect”).

F.Brokers’ Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

G.SEC Reports; Internal Controls and Procedures; Financial Statements.

1.The Company has filed with the United States Securities and Exchange Commission (the “SEC”) all statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2019 on a timely basis or has received a valid extension of such time of filing and has filed any such documents prior to the expiration of any such extension (the foregoing, collectively, the “Company Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) each of the Company Reports (i) was accurate and complete; (ii) complied as to form with the applicable requirements of the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company Reports (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any entity other than the Company and its consolidated subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company Reports, there have been no deficiencies or weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated subsidiaries that would have a Material Adverse Effect.

3.Except as disclosed in the Company Reports, none of the Company or any of its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) that were

4

incurred after December 31, 2019 in the ordinary course of business consistent with past practice, (ii) that were set forth on the Company financial statements for the year ended December 31, 2019, (iii) that were incurred in connection with this Agreement and the License Agreement and the transactions contemplated thereby, or (iv) that would not reasonably be expected to result in a Material Adverse Effect.

H.Compliance with Laws; Permits. The business of the Company or any of its subsidiaries is, and since December 31, 2019 has been, conducted in compliance in all material respects with all laws applicable to the Company or such subsidiary or by which any property, asset or right of the Company or such subsidiary is bound except as would not reasonably be expected to result in a Material Adverse Effect.

I.Absence of Certain Changes or Events. Except as disclosed in the Company Reports, since December 31, 2019, (i) the Company and its subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with past practice, and (ii) the Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to title 11, U.S. Code, or any similar federal or state law for the relief of debtor nor does the Company or any of its subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.

J.Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any subsidiary of the Company or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) would reasonably be expected to result in a Material Adverse Effect.

K.Intellectual Property.

1.The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted.  None of the Company's material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement.  The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, which could reasonably be expected to have a Material Adverse Effect.

5

4.Reports Under Exchange Act. With a view to making available to Purchaser the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit Purchaser to sell securities of the Company to the public without registration, the Company shall: (a) make and keep available adequate current public information, as those terms are understood and defined in Rule 144; (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the Exchange Act; and (c) furnish to Purchaser, so long as Purchaser owns Shares, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act, and the Exchange Act, and (ii) such other information as may be reasonably requested in availing Purchaser of any rule or regulation of the SEC that permits the selling of any such securities without registration.

Legends on Stock Certificates

.

Restrictive Legends

.  The stock certificates for the Shares shall be endorsed with the following restrictive legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF.  SUCH AGREEMENT PROVIDES FOR RESTRICTIONS ON TRANSFER OF THE SECURITIES, INCLUDING RIGHTS OF FIRST REFUSAL.  THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.”

Other Legends

.  The stock certificates for the Shares shall be endorsed with any legends that may be required by state securities or other applicable laws.

Market Stand-Off Agreement

.

A.Stand-Off. Purchaser agrees that Purchaser shall not transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by Purchaser (other than those included in the registration) during the one hundred eighty (180) day period following the date hereof (such period, the “Holding Period”) and during

6

the ninety (90) day period following the effective date of any subsequent registration statement of the Company filed under the 1933 Act; provided that such restrictions with respect to any subsequent registration shall terminate one year from the date hereof.  The foregoing provisions shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement and shall only be applicable to Purchaser if all then current officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements.  The underwriters in connection with any public offering subject to this Section are intended third party beneficiaries and shall have the right to enforce the provisions hereof as though they were a party hereto.  The provisions hereof shall not apply to a registration relating solely to employee benefit plans on Form S‑8 or Rule 145 transactions on Form S‑4, or similar forms that may be promulgated in the future.  The Company may impose stop‑transfer instructions with respect to the securities subject to the provisions hereof until the end of the applicable periods.

B.Exclusions. The provisions of Section 6.1 shall not apply to:

1.transfers (A) by will, other testamentary document or intestate succession; or (B) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement (provided, however, that the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer, and such transfer shall not involve a disposition for value);

2.the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for transfers during the Holding Period; or

3.transfers by Purchaser to its shareholders as part of a distribution, or to any corporation, partnership or other entity that is its affiliate of Purchaser (provided, however, that the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer, and such transfer shall not involve a disposition for value).

7.Indemnification. The Company shall defend, protect, indemnify and hold harmless Purchaser and its officers, directors, employees and agents (the “Indemnitees”) to the fullest extent lawful from and against any and all actions, causes of action, suits, claims, losses (including losses from the diminution of value of any Shares), costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, or (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement. Notwithstanding anything in this Section 8, the Company will have no duty to indemnify the Indemnitees for Indemnified Liabilities in the aggregate in excess of $300,000.

Miscellaneous

.

Notices

.  All notices under this Agreement must be in writing and shall be deemed given when delivered personally or by confirmed facsimile or email, one day after being

7

sent by nationally recognized courier service, or three days after being sent by prepaid certified mail, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other party by written notice.

No Waiver

.  The failure of either party hereto in any instance to exercise any of its rights under this Agreement shall not constitute a waiver of any other rights that may subsequently arise under this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition.

Entire Agreement; Amendments and Waivers

.  This Agreement constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all prior discussions and agreements (whether oral or written) between the parties with respect thereto.  No amendments or waivers to this Agreement will be effective unless in writing and signed by the party against whom such amendment or waiver is to be enforced.

Governing Law

.  This Agreement will be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the jurisdiction of, and venue in, the state courts in Travis County in the State of Texas (or in the event of exclusive federal jurisdiction, the courts of the Western District of Texas).

Successors and Assigns

.  The provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as otherwise expressly provided in this Agreement to the contrary, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser and Purchaser’s successors and assigns.

Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

Severability

.  If any provision of this Agreement is deemed void or unenforceable, such provision shall nevertheless be enforced to the fullest extent allowed by law, and the validity of the remainder of this Agreement shall not be affected.

Further Assurances

.  At any time or from time to time after the date of this Agreement, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

Company:

PLUS THERAPEUTICS, INC.

By:

Name:

Title:

Address:

PURCHASER:

NANOTX, CORP.

By:

Name:

Title:

Address: